UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2011

BARNES GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-04801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street, Bristol, Connecticut	06010
(Address of principal executive offices)	(Zip Code)

(860) 583-7070

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 20, 2011, Barnes Group Inc. (the “Company”) received an offer (the “Offer”) from Berner SE (“Berner”), which is headquartered in Künzelsau, Germany, pursuant to which Berner would acquire the Company’s Barnes Distribution Europe business (the “BDE Business”). The BDE Business is comprised of the Company’s European KENT, Toolcom and BD France business units that are currently reported within the Company’s Logistics and Manufacturing Services segment. The BDE Business is headquartered in Switzerland and has offices or other facilities in Belgium, Denmark, France, Germany, Italy, Netherlands, Spain and the UK.

The Offer is binding upon Berner and irrevocable until January 31, 2012 subject to the conditions that (i) the Company will continue to operate the BDE Business in the ordinary course until the earlier of revocation or termination of the Offer or entry by the parties into a share and asset purchase agreement in the form attached to the Offer (the “Proposed SPA”); and (ii) that there shall not occur any event, circumstance, development or occurrence which has a “Material Adverse Effect” (as defined in the Proposed SPA) on the BDE Business. If either condition is not satisfied, Berner shall have the right to revoke its Offer.

As required by local law, including in France, the Company will initiate consultations on the proposed transaction with its relevant works councils, trade unions and other employee organizations. In addition, the transaction is subject to consideration and approval by the Company’s Board of Directors, which will occur only after completion of the works council consultations processes.

The Proposed SPA provides that Berner would pay the Company as consideration for the acquisition of the BDE Business an initial purchase price of €25,738,000, plus additional amounts, if any, based on adjustments at and following closing to be determined with respect to the BDE Business’s cash and working capital and for settlement of inter-company accounts. The Proposed SPA provides that the transaction would be subject to regulatory antitrust approvals in certain countries and that the Company would make customary detailed representations, warranties and covenants relating to the BDE Business. Such representations and warranties of the Company would include, among others, warranties related to corporate matters, the financial condition of the BDE Business, the assignment to Berner of intellectual property rights necessary for Berner to conduct the BDE Business, the absence of significant undisclosed legal disputes which might affect the BDE Business, and the absence of notices from customers or suppliers that could impact the BDE Business.

The Offer was conditioned upon the receipt by Berner from the Company of a letter agreement dated and delivered to Berner on August 20, 2011 (the “Letter Agreement”) in which the Company agreed: (i) until the revocation or termination of the Offer not to solicit or enter into any discussions, negotiations, or agreements other than with Berner in connection with a potential sale of the BDE Business or any part of it; and (ii) subject to Berner’s compliance with specified terms of the Offer, to reimburse Berner for its costs and expenses incurred in relation to a possible acquisition of the BDE Business in the amount of €500,000 if the Company does not accept the Offer on or before January 31, 2012 and execute the Proposed SPA on or before February 5, 2012.

Item 7.01.	Regulation FD Disclosure.

On August 22, 2011, the Company issued a press release regarding receipt of the Offer described in Item 1.01 above. A copy of the press release is attached to this report as Exhibit 99.1

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit Number	Document Description

99.1	Press Release of the Company dated August 22, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 23, 2011		BARNES GROUP INC.
(Registrant)

	By:	/s/ CLAUDIA S. TOUSSAINT
Claudia S. Toussaint
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Document Description

99.1	Press Release of the Company dated August 22, 2011